LETTER OF INTENT

Subject to the delivery and execution of a definitive Asset Purchase Agreement (the "Definitive Agreement") as hereinafter provided, this Letter of Intent (this "Letter") shall confirm the intent of **Integrity Carbon Solutions LLC**, a Delaware limited liability company ("INTEGRITY"), to engage in exclusive negotiations toward a formal purchase of the assets of **American Carbon Corporation**, a corporation ("ACC"), its wholly owned subsidiary, **Deane Mining LLC** (the "Subsidiary" and, together with ACC, the "ACC Group"). INTEGRITY, ACC, the Subsidiary, and ACC Group are each sometimes referred to herein as a "Party" and collectively as the "Parties".

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1. **ACC Assets**. INTEGRITY will purchase from each member of the ACC Group, and each member of the ACC Group will convey to INTEGRITY, all of such ACC Group member's right, title and interest in and to all of the assets owned or otherwise controlled by the Subsidiary (collectively, the "ACC Assets") located on or being real property situated in and around Deane, Kentucky (the "Properties"), free and clear of all liabilities, claims, liens and security agreements. The ACC Assets are comprised of all of those assets pertaining to the mining complex in and around Deane, Kentucky and identified in that certain Confidential Information Presentation dated January 2023 and prepared by BofA Securities (the "Presentation"), which include, but are not limited to:

(a) all coal preparation facilities and related rail loadouts (collectively, the "Coal Preparation Facilities") owned by the Subsidiary,

(b) all transferrable permits, approvals, orders, authorizations, consents, licenses, certificates, or filings or registrations with or issued by any governmental authority relating to the ACC Assets (collectively, the "Permits"), together with all other permitting data, on-going engineering work, information, related to, or prepared in connection with any Permits either in process or proposed owned or in the possession of the ACC Group for past present, or proposed future mining projects at the Properties;

(c) all of the ACC Group's right, title and interest in and to the real property interests at the Properties (the "Real Property");

(d) all of the ACC Group's right, title and interest in and to conveyors, equipment and fixtures, and any mining machinery, equipment and any other personal property related to and located at the Properties or at any off-site repair or storage facility, if applicable (the "Personal Property'); and

(e) All of ACC Group's right, title and interest in, to and under all contracts, leases, licenses, commitments, purchase orders, sales orders and other agreements pertaining exclusively to the ACC Assets (excluding insurance policies or bonds) entered into in the ordinary course of business by a member of the ACC Group through the Closing Date (as defined herein) (the "Contracts"). INTEGRITY shall have the sole option to acquire the Contracts or exclude them from the ACC Assets.

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2. **Permit Transfer/Bond.** Pursuant to a permit transfer agreement to be prepared and executed by the Parties at closing, ACC will cooperate fully with INTEGRITY to file all necessary permit transfer applications for the transfer of the Permits from the ACC Group to INTEGRITY within ninety days after the Closing Date (the "Transfer Applications"), and to diligently pursue and obtain the approvals of all applicable governmental agencies with respect thereto within one hundred eighty days after the Closing Date. Under the terms of the Permit Transfer Agreement, upon submitting the Transfer Applications with the applicable governmental agency: (i) INTEGRITY shall have the immediate right to enter upon the property covered by the Permits to commence and continue mining operations under the terms and conditions of the existing Permits until the Permits are transferred, (ii) INTEGRITY shall file replacement bonds necessary to replace the ACC bonds related to the Permits, subject to the foregoing deadlines; and (iii) INTEGRITY shall indemnify and hold harmless ACC Group for any claims or violations under the Permits caused by INTEGRITY until the transfer of the Permits to INTEGRITY.

3. **Definitive Agreement and Closing Period**. INTEGRITY shall propose a definitive asset purchase agreement and the parties shall immediately commence to negotiate the terms thereof in good faith for the purchase and sale of the ACC Assets, the transfer of the permits and consummation of the transactions described herein, containing the general terms set forth in this Letter and that are mutually agreeable to the Parties (the "Definitive Agreement"). The Definitive Agreement shall be negotiated and, if mutually acceptable, executed by the Parties by as soon as reasonably possible, with a closing to occur no later than **September 30, 2023** which may be extended until **October 31, 2023** (in either case, as applicable, the "Closing Date") by INTEGRITY paying the ACC Group an amount equal to $250,000.00 (the "Closing Extension Payment"). Notwithstanding the foregoing, INTEGRITY shall utilize its best efforts to consummate the transactions contemplated in the Definitive Agreement within 30 days of this Letter. In the event the Parties cannot negotiate and execute a mutually agreeable Definitive Agreement and agree to the form of all ancillary agreements and documents by the Closing Date, this Letter and the Parties' respective rights and obligations hereunder shall automatically terminate, other than INTEGRITY's Contingent Recoupment Right.

4. **Liabilities**. Other than any other debt, claim, or encumbrance that is agreed-to between the Parties in the Definitive Document (the "Permitted Liabilities"), INTEGRITY shall not assume any payables, debts, claims or liabilities of the ACC Group and the ACC Group shall indemnify and hold harmless INTEGRITY from the same. All real estate taxes, if any, and personal property taxes for the year 2023 will be pro-rated on a calendar year basis as of the Closing Date.

5. **Purchase Price**. The total purchase price for the ACC Assets shall be as follows: (i) $200,000 paid to the Subsidiary within 3 business days following INTEGRITY's receipt of the Initial Deliverables which shall be nonrefundable to INTEGRITY (the "Deane Deposit"); provided, however, if the transactions contemplated herein are not consummated pursuant to a Definitive Agreement on or before the Closing Date, INTEGRITY or its affiliates, including, without limitation, Bluegrass Resources LLC may recoup half the Deposit and the Closing Extension Payment (if any) from future royalties due to any member of the ACC Group or their affiliates (the "Contingent Recoupment Right"), (ii) $800,000 paid to the Subsidiary (the "Subsidiary Closing Payment") upon consummation of the transactions contemplated in the Definitive Agreement (the "Closing"), and (iii) $500,000 per calendar quarter for a period of twenty-one consecutive calendar quarters following the Closing paid to Subsidiary (each, a

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"Quarterly Payment" and, collectively, the "Quarterly Payments") (collectively, (i) through (iii) are referred to as the "Purchase Price"). The Quarterly Payments shall be paid quarterly in arrears on or before the 25th calendar day of January, April, July, and October, respectively, and the first of which shall occur on January 25, 2024. INTEGRITY shall determine the allocation of the Purchase Price.

6. **Due Diligence**.

(a) From and after the date of this Letter until the Closing Date, the ACC Group will authorize and allow INTEGRITY and its representatives full access to the Properties and the ACC Assets for the purpose of completing INTEGRITY's due diligence review. The due diligence investigation will include, but is not limited to, a complete review of the financial, legal, tax, environmental, permits and status of permits and agreements of the ACC Group related to the Properties and the ACC Assets, and any other matters as INTEGRITY's accountants, tax and legal counsel, potential investors, and other advisors deem relevant. INTEGRITY shall indemnify and hold harmless ACC Group from any liabilities or claims of INTEGRITY or its representatives while on ACC Group's Properties.

(b) Within seven days following execution of this Letter, the ACC Group will deliver to INTEGRITY the following (collectively, the "Initial Deliverables"): (i) a true and complete list of all conveyors, equipment and fixtures, and any mining machinery, equipment and any other personal property located at the Properties or at any off-site repair or storage facility, if applicable, (ii) a true and complete list of all mining permits and other governmental authorizations held by the Subsidiary, along with a list of surety bonds or other financial assurances posted by the Subsidiary as security for such mining permits and other governmental authorizations, (iii) a true and complete list of all unabated violations issued against the Subsidiary in connection with such mining permits and other governmental authorizations, (iv) a true and complete list of all litigation applicable to the Subsidiary or its assets, and (v) a true and complete list of all debts and unpaid judgments applicable to the Subsidiary or its assets.

7. **Exclusivity**. From the date of this Letter until the Closing Date, the ACC Group grants to INTEGRITY the exclusive right to acquire the ACC Assets (the "Exclusivity Period"). In this regard, for the term of the Exclusivity Period, the ACC Group shall not solicit, entertain or negotiate with any other person or entity for the sale, lease, or other disposition of the ACC Assets and the ACC Group shall take no other action with the intention to circumvent or hinder INTEGRITY's right or ability to acquire the ACC Assets in accordance with this Letter.

8. **Contingencies/Termination**. INTEGRITY's completion of the transactions contemplated herein shall be contingent upon and subject to:

(a) the execution and delivery of a Definitive Agreement based upon the framework described in this Letter on or before the Closing Date containing representations, warranties, indemnifications and other terms appropriate to the transaction, including:

(i) an assignment of the ACC Assets from each member of the ACC Group to INTEGRITY (or its designee or designees);

(ii) a special warranty deed for the Real Property(ies), if applicable;

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(iii) a bill of sale from each member of the ACC Group to INTEGRITY for all of its right, title and interest in the Coal Preparation Facilities and all related Personal Property located at applicable Properties, or any off-site repair or storage facility, if applicable, satisfactory to the Parties on or prior to the Closing Date;

(b) ACC Group's ability to convey good and marketable title to the ACC Assets free and clear of all liens, claims and encumbrances, except for the Permitted Liabilities;

(c) ACC Group's release of any and all liens, claims and encumbrances against the ACC Assets;

(d) ACC Group's delivery of true and complete copies, to the best knowledge of the ACC Group, of geological surveys and data, logs, test hole locations, water monitoring reports under existing Permits, engineering studies and certifications, reserve data, coal measurements, lithologic data, coal reserve calculations, mine plans and projections, equipment productivity and cost data, field notes, data, reports and studies prepared by or on behalf of the ACC Group, which are within the possession, custody or control of the ACC Group, or that have been delivered to the ACC Group, with respect to coal reserves of the Subsidiary, the Coal Preparation Facilities, the Permits and all of the assets described herein;

(e) ACC Group's delivery of true and complete copies of all Contracts to which the Subsidiary is a party;

(f) INTEGRITY's completion of its due diligence investigation, satisfactory to INTEGRITY in its sole discretion, of the ACC Assets and such other matters as INTEGRITY deems appropriate, including, but not limited to, the determination by INTEGRITY, that at the Closing Date:

(i) ACC Group has good and marketable title to, or, in the case of property held under lease or license, a valid and enforceable right to use under an enforceable lease or license, the ACC Assets, tangible and intangible, owned, leased or used by it, located at the Properties;

(ii) the Permits are not subject to any pending, current, or threatened notice of violation; citations; revocations; withdrawals; suspensions; cancellations, or terminations by any governmental agency and no member of the ACC Group has received any written notice that remains outstanding from any governmental authority regarding any actual or proposed violation, revocation, withdrawal, suspension, cancellation or termination of any Permit;

(iii) the ACC Assets are not subject to any liabilities, or obligations, including, but not limited to, any letters, or notices from any Class I railroad loadouts, or ACC Group's operations thereon, or any MSHA obligations; and

(iv) all Contracts relating to the ACC Assets to which the Subsidiary is a party are assignable, assumable, valid, binding, in full force and effect and enforceable against each party thereto and no material violation, breach or default exists which has been committed by or with respect to the Subsidiary, or any other party thereto, with respect to such Contracts;

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(h) ACC Group's delivery of corporate resolutions or consent of members and officers, as applicable, from the ACC Group approving the transactions contemplated hereunder;

(i) Other than contracts and agreements disclosed to, and expressly assumed by, INTEGRITY at Closing, all Contracts of the ACC Group represent an arm's length transaction between two unaffiliated parties at fair market value for the products or services contemplated therein;

(j) Other than contract and agreements disclosed to, and expressly assumed by, INTEGRITY at Closing, no affiliate of the ACC Group, and no affiliate of the ACC Group's management, holds any interest in real or personal property which would obligate INTEGRITY to pay certain amounts after Closing to such affiliate to continue its operations in the ordinary course of business; and

(k) the Closing occurring on or before the Closing Date.

In the event any of the foregoing conditions are not satisfied to the satisfaction of INTEGRITY, INTEGRITY shall have the option to terminate this Letter by written notice to the ACC Group and shall be released from its obligations hereunder.

9. Representations and Warranties; Covenants; Conditions.

(a) By this Letter, INTEGRITY represents and warrants to the ACC Group as follows:

(i) Bonding Capacity. Upon submitting a Transfer Application, INTEGRITY will replace the bonds associated with the Permits acquired by INTEGRITY in the amount as may be determined by applicable governmental authorities; and

(ii) Ability to Close. INTEGRITY has, and at closing will have, sufficient cash on hand or other sources of immediately available funds to enable it to pay the Purchase Price and will have the requisite ability to consummate the transactions contemplated by this Letter; and

(b) In addition to the foregoing, the Definitive Agreement will contain such other representations and warranties, covenants and conditions of the ACC Group and of INTEGRITY as are customary for a transaction of this size and nature, including substantially reciprocal representations and warranties with respect to: power and authority; no violation of laws and regulations; entity status; corporate or other entity documents; financial information; real property; leases; environmental liabilities; title to properties and assets; encumbrances; assets; material contracts; certain other agreements; breach of contracts or agreements; no conflict; intellectual property; compliance with laws, regulations and permits; insurance; litigation; and taxes. Certain other representations and warranties may apply only to one, but not the other, of the ACC Group and INTEGRITY. Reasonable additional representations and warranties or covenants may be requested by either Party as a consequence of its due diligence investigation or otherwise.

10. Conduct of Operations. From the date of this Letter through the Closing Date, the ACC Group shall use commercially reasonable efforts to use and operate the ACC Assets in a manner consistent with its ordinary course and substantially in accordance with past practice and will not take any action inconsistent with this Letter or with the consummation of the Definitive

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Agreement. Without limiting the generality of the foregoing, except as specifically consented to by INTEGRITY in writing, the ACC Group shall not (nor shall the ACC Group permit any other person) to do the following:

(a) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the ACC Assets, or any interests therein, except in the ordinary course of business; or

(b) enter into, extend, materially modify, terminate or renew any Contract, except in the ordinary course of business;

(c) enter into, extend, materially modify, terminate or renew any Permit, except in the ordinary course of business; or

(d) move any conveyors, equipment and fixtures, and any mining machinery, equipment and any other personal property located at the Properties to any location, other than in the ordinary course of reclamation, without the prior written consent of INTEGRITY.

11. Binding Obligation. This Letter creates a legally binding obligation of the Parties to enter into the Definitive Agreement on the terms set forth herein, subject to INTEGRITY's satisfaction of the conditions set forth above in Section 8.

12. Confidentiality. Unless otherwise required by applicable law, prior to closing, no public announcement or disclosure to any third party of this Letter or the transaction contemplated herein shall be made by the ACC Group or INTEGRITY or their respective owners, employees, agents or representatives without the prior written consent of both Parties; provided that (i) INTEGRITY may disclose the proposed transaction to its accountants, engineers, consultants, financial advisors, potential investors, and/or attorneys that are working on this transaction after obtaining their agreement to be bound by this confidentiality provision, and (ii) the ACC Group may disclose the proposed transaction to its accountants, engineers, consultants, financial advisors, and/or attorneys that are working on this transaction after obtaining their agreement to be bound by this confidentiality provision. Any information furnished by the ACC Group to INTEGRITY, and any information furnished by INTEGRITY to the ACC Group in connection with the transactions contemplated herein shall be treated as confidential information, including, without limitation, (y) the terms and conditions contained in this Letter, and (z) any information shared in connection with the negotiation of the Definitive Agreement.

13. Expenses. Each Party shall be responsible for its own costs and fees incurred in the preparation of this Letter and the Definitive Agreement.

14. Expiration. This Letter and the offer of INTEGRITY to purchase the ACC Assets as set forth herein will expire on **July 14, 2023**, at 5:00 p.m. (EST), unless this Letter is signed by each Party hereto at or before 5:00 PM prevailing Eastern Time on **July 14, 2023**.

15. Governing Law. This Letter shall be governed by and construed under the laws of the Commonwealth of Kentucky, without regard to its conflicts of law principles. The Parties hereby consent to venue of the courts located in the county of Fayette, Kentucky for any litigation arising

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under this Lease and waive any objections that venue for such actions may be proper in some other county under Kentucky statutes.

16. **Entire Agreement; Assignment; Counterparts**. This Letter constitutes the complete understanding of the Parties with respect to the subject matter referenced herein, and any other agreements, contracts or understandings (whether oral or written) are superseded by the terms hereof. Neither party may assign or transfer any of its rights under this Letter, including by stock sale, merger, consolidation, dissolution, operation of law, or any other manner, except with the prior written consent of the other party; provided that INTEGRITY may assign this Letter to a new entity formed by INTEGRITY for this transaction. This Letter may be signed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

17. **Authority**. INTEGRITY represents and warrants to the ACC Group that INTEGRITY is a duly organized, validly existing and in good standing under the laws of the States in which it was formed, and has all requisite organizational power and authority to enter into this Letter and to consummate the transactions contemplated hereby. The ACC Group represents and warrants to INTEGRITY that each member of the ACC Group is duly organized, validly existing and in good standing under the laws of their respective states, has all requisite organizational power and authority to enter into this Letter and to consummate the transactions contemplated hereby.

INTEGRITY and the ACC Group each represent and warrant to the other that (a) the person signing this Letter is authorized signatory for the entity represented, and (b) no further approvals, actions or ratifications are needed for the full enforceability of this Letter against it; each party indemnifies and holds the other harmless against any breach of the representations and warranties made in this Section 17.

18. **Contact Information**.

INTEGRITY may be contacted at the following address:

167 Consol Tipple Road
Deane, Kentucky 41842

19. **Counterparts**.

This Letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Letter delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed version of this Letter.

[*Signature Page to Follow*]

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If the ACC Group agrees to these terms, please sign the original of this Letter where indicated below and return it on or before 5:00 PM prevailing Eastern Time on July 14, 2023.

INTEGRITY CARBON SOLUTIONS LLC

By:__________________________________
Name: Paul Lopez
Its: Manager

AMERICAN CARBON CORPORATION

By:________________________
Name: Mark Jensen
Its: Chief Executive Officer

DEANE MINING LLC

By:________________________
Name: Mark Jensen
Its: Chief Executive Officer

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